Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-283807) on Form S-1, (Nos. 333-271954, 333-274524, 333-276329, and 333-287704) on Form S-3 and (Nos. 333-257800, 333-264431, 333-283557 and 333-287703) on Form S-8 of our report dated September 18, 2025, with respect to the consolidated financial statements of American Battery Technology Company.

/s/ KPMG LLP

Portland, Oregon
September 18, 2025